EXHIBIT 7.1
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                                  May 17, 2007





Special Committee of the Board of Directors
EGL, Inc.
15350 Vickery Drive
Houston, TX 77032

Ladies and Gentlemen:

      Talon Holdings LLC (formerly known as Talon Holdings Corp.) ("Parent") and Talon Acquisition Co. are prepared to increase the price to be paid for the outstanding common stock of EGL, Inc. (the "Company"). Specifically, we hereby increase our offer to $46.25, based on a termination fee of $40 million. The reverse termination fee, which is payable in certain circumstances by Parent, also would be increased to the same amount.

      We intend to get you definitive documents as shortly as possible to reflect this.

      Should you have any questions, please contact us.

                                    Sincerely,



                                    TALON HOLDINGS LLC


                                    By:   /s/  James R. Crane
                                          ------------------------------
                                          Name:   James R. Crane
                                          Title:  President


                                    TALON ACQUISITION CO.


                                    By:   /s/  James R. Crane
                                          ------------------------------
                                          Name:   James R. Crane
                                          Title:  President